As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333- 268613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNIAB, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1584818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5980 Horton Street, Suite 600

Emeryville, California 94608

(510) 250-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew W. Foehr

President and Chief Executive Officer

5980 Horton Street, Suite 600

Emeryville, California 94608

(510) 250-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush Anthony A. Gostanian Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400	Charles S. Berkman Chief Legal Officer OmniAb, Inc. 5980 Horton Street, Suite 600 Emeryville, California 94608 (510) 250-7800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The original registration statement (the “Existing Registration Statement”) of OmniAb, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “OmniAb”) on Form S-1 (File No. 333-268613) declared effective by the Securities and Exchange Commission (the “SEC”) on February 10, 2023, to which this Registration Statement is a Post-Effective Amendment No. 3 (this “Registration Statement”), covered:

•

the issuance by us of up to 24,273,938 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) 7,666,667 shares of Common Stock that are issuable upon the exercise of 7,666,667 public warrants (the “Public Warrants”), originally issued in connection with our initial public offering (the “IPO”) of units at a price of $10.00 per unit, with each unit consisting of one APAC Class A Ordinary Share (as defined below) and one-third of one warrant, (ii) up to 11,345,489 shares of Common Stock that are issuable upon the exercise of 11,345,489 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued to Avista Acquisition LP II (the “Sponsor”) in private placements in connection with (a) the IPO, (b) backstopping shareholder redemptions immediately prior to the Merger which would have otherwise resulted in the cash proceeds available to us following the Merger (as defined below) from our trust account to be less than $100,000,000 (the “Redemption Backstop”) and (c) a forward purchase immediately prior to the Merger (the “Forward Purchase”), and (iii) 5,261,782 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock and the vesting of restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”), and

•

the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Existing Registration Statement (the “Selling Securityholders”) of (a) up to 36,450,645 shares of Common Stock (the “Total Resale Shares”), which consist of (i) up to 3,920,440 shares of Common Stock issued in connection with the Merger (as defined below) at an equity consideration value of $10.00 per share, including 843,736 earnout shares of Common Stock (the “Earnout Shares”) that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of that certain Agreement and Plan of Merger, dated March 23, 2022, by and among us and the other parties thereto (the “Merger Agreement”), (ii) 15,922,934 shares of Common Stock issued to the Sponsor in private placements, which include 5,750,000 shares (“Founder Shares”) issued in connection with the IPO at a purchase price of approximately $0.004 per share, including 1,293,299 earnout shares (the “Sponsor Earnout Shares”), and an aggregate of 10,172,934 shares issued in the Redemption Backstop and the Forward Purchase at a purchase price of $10.00 per share, (iii) 11,345,489 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which include 8,233,333 warrants originally issued by us to the Sponsor in connection with the IPO at a price of $1.50 per Private Placement Warrant, and an aggregate of 3,112,156 warrants issued to the Sponsor in the Redemption Backstop and the Forward Purchase, which warrants were issued as part of the overall share purchase price of $10.00 per share in such transactions, and (iv) 5,261,782 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock with a weighted average exercise price of $10.83 per share and the vesting of RSUs and PRSUs, and (b) up to 11,345,489 of the Private Placement Warrants.

This Registration Statement (a) is being filed to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (b) contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding Common Stock covered by the Existing Registration Statement, (ii) the shares of Common Stock remaining available for issuance under the Existing Registration Statement upon exercise of the Public Warrants and/or Private Placement Warrants, (iii) the shares of Common Stock remaining available for issuance under the Existing Registration Statement upon the exercise of options to purchase shares of Common Stock and the vesting of RSUs and PRSUs and (iv) the Private Placement Warrants. This Registration Statement

amends and restates the information contained in the Existing Registration Statement (and all amendments thereto) under the headings contained herein.

All filing fees payable in connection with the registration of the shares of Common Stock and the Private Placement Warrants covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated December 8, 2023.

PROSPECTUS

OmniAb, Inc.

Up to 36,304,385 Shares of Common Stock

Up to 11,345,489 Warrants

Up to 19,012,156 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by OmniAb, Inc. (“we,” “us,” “our,” the “Company,” “Registrant,” and “OmniAb”) of up to 24,127,678 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) 7,666,667 shares of Common Stock that are issuable upon the exercise of 7,666,667 public warrants (the “Public Warrants”), originally issued in connection with our initial public offering (the “IPO”) of units at a price of $10.00 per unit, with each unit consisting of one APAC Class A Ordinary Share (as defined below) and one-third of one warrant, (ii) up to 11,345,489 shares of Common Stock that are issuable upon the exercise of 11,345,489 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) originally issued to Avista Acquisition LP II (the “Sponsor”) in private placements in connection with the IPO, the Redemption Backstop (as defined below) and the Forward Purchase (as defined below), and (iii) 5,115,522 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock and the vesting of restricted stock units (“RSUs”) and performance restricted stock units (“PRSUs”).

This prospectus also relates to the offer and resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (a) up to 36,304,385 shares of Common Stock (the “Total Resale Shares”), which consist of (i) up to 3,920,440 shares of Common Stock issued in connection with the Merger (as defined below) at an equity consideration value of $10.00 per share, including 843,736 earnout shares of Common Stock (the “Earnout Shares”) that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Merger Agreement (as defined below), (ii) 15,922,934 shares of Common Stock issued to the Sponsor in private placements, which include 5,750,000 shares (“Founder Shares”) issued in connection with the IPO at a purchase price of approximately $0.004 per share, including 1,293,299 earnout shares (the “Sponsor Earnout Shares”), and an aggregate of 10,172,934 shares issued in the Redemption Backstop and the Forward Purchase at a purchase price of $10.00 per share, (iii) 11,345,489 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share, which include 8,233,333 warrants originally issued by us to the Sponsor in connection with the IPO at a price of $1.50 per Private Placement Warrant, and an aggregate of 3,112,156 warrants issued to the Sponsor in the Redemption Backstop and the Forward Purchase, which warrants were issued as part of the overall share purchase price of $10.00 per share in such transactions, and (iv) 5,115,522 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock and the vesting of RSUs and PRSUs, and (b) up to 11,345,489 of the Private Placement Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”

Our Common Stock listed on the Nasdaq Global Market under the symbol “OABI.” Our Warrants are listed on the Nasdaq Capital Market under the symbol “OABIW.” On December 6, 2023, the closing price of our Common Stock was $4.75, and the closing price of our Warrants was $0.63.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants or options to the extent such securities are exercised for cash.

As of the date of this prospectus, our Warrants are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Common Stock. If the market price for our Common Stock is less than the exercise price of the Warrants, warrant holders will be unlikely to exercise such securities. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes.

The Total Resale Shares being offered for resale in this prospectus represent a substantial percentage of our total outstanding Common Stock, approximately 31.1% of our total outstanding Common Stock as of December 6, 2023, assuming no exercise of the Warrants and options, or approximately 26.8% of our outstanding Common Stock if the Warrants were exercised in full. Further, certain Selling Securityholders beneficially own a significant percentage of our outstanding Common Stock. Affiliates of the Sponsor beneficially own 27,476,731 shares, or 21.4% of our outstanding Common Stock as of December 6, 2023. Following the expiration of the applicable lock-up restrictions described herein, sales of the Total Resale Shares registered for resale hereunder, or the perception that such sales may occur, could increase the volatility of and cause a significant decline in the market price of our securities.

On December 6, 2023, the closing price of our Common Stock was $4.75 per share, and some of the Selling Securityholders have purchased certain shares at prices per share lower than such closing price as described above. As a result, certain Selling Securityholders may earn a positive rate of return by selling such shares, even if such sale results in a significant decline in the public trading price of our Common Stock and such Selling Securityholders’ shares are sold at a lower public trading price. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

Additionally, even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in the IPO, some of the Selling Securityholders may still have an incentive to sell because they could still profit on sales due to the lower price at which they purchased their shares compared to the public investors. For example, the 5,750,000 Founder Shares were initially purchased by the Sponsor at a price of $0.004 per share. Based on the closing price of our Common Stock on December 6, 2023 of $4.75 per share, the holders of the Founder Shares, including affiliates of the Sponsor, would experience a potential profit of up to approximately $4.7496 per share, or approximately $27,310,200 million in the aggregate.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and Private Placement Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock or Private Placement Warrants.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Securityholders guarantee the accuracy or completeness of this information and neither we nor the Selling Securityholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us” and the “Company” mean OmniAb, Inc. and its subsidiaries, which was a special purpose acquisition company called “Avista Public Acquisition Corp. II” prior to the closing of the Merger. When we refer to “you,” we mean the potential holders of the shares of our Common Stock or Warrants to purchase shares of our Common Stock.

In this prospectus, we refer to our Common Stock and Warrants to purchase shares of Common Stock, collectively, as “securities.”

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.omniab.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 11, 2023, August 10, 2023 and November 9, 2023, respectively;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 1, 2023;

•	our Current Reports on Form 8-K, filed with the SEC on March 31, 2023, June 26, 2023 and November 1, 2023; and

•

the description of our securities contained in our registration statement on  Form 8-A, filed with the SEC on August  9, 2021, as updated by Exhibit  4.5 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023, and including any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

OmniAb, Inc.

Attention: Corporate Secretary

5980 Horton Street, Suite 600

Emeryville CA 94608

(510) 250-7800

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

Our mission is to enable the rapid development of innovative therapeutics by pushing the frontiers of drug discovery technologies. We intend to achieve this mission by enabling the discovery of high-quality therapeutic candidates and by being the partner of choice for pharmaceutical and biotechnology companies. We believe that pairing the large and diverse antibody repertoires generated from our proprietary transgenic animals with our cutting-edge and high-throughput validated screening tools will deliver high-quality therapeutic candidates for a wide range of diseases.

Our OmniAb technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies for our partners’ drug development efforts. We harness the power of Biological Intelligence™, which we built into our proprietary transgenic animals and paired with our high-throughput screening technologies to enable the discovery of high-quality, fully-human antibody therapeutic candidates. We believe these antibodies are high quality because they are naturally optimized in our proprietary host systems for affinity, specificity, developability and functional performance. Our partners have access to these antibody candidates that are based on unmatched biological diversity and optimized through integration across a full range of technologies, including antigen design, transgenic animals, deep screening and functional and developability characterization. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized antibody discovery solutions.

Corporate Information

We were originally incorporated on February 5, 2021 under the name Avista Public Acquisition Corp. II, an exempted company in the Cayman Islands. On October 31, 2022, we re-domesticated as a Delaware corporation and changed our name to “OmniAb, Inc.” On November 1, 2022, we consummated a merger pursuant to which our wholly owned subsidiary, Orwell Merger Sub, Inc. merged with and into OmniAb Operations, Inc. (formerly known as OmniAb, Inc.), with OmniAb Operations Inc. as the surviving entity (the “Merger”). Prior to the Merger, our business had been owned and operated by Ligand Pharmaceuticals Incorporated. Our principal executive offices are located at 5980 Horton Street, Suite 600, Emeryville, California 94608 and our telephone number is (510) 250-7800.

THE OFFERING

Issuer	OmniAb, Inc.

Shares of Common Stock offered by us	24,127,678 shares, consisting of 5,115,522 shares issued or issuable upon exercise of options to purchase shares of Common Stock or upon vesting of RSUs and PRSUs, and 19,012,156 shares issuable upon exercise of Warrants.

Shares of Common Stock offered by the Selling Securityholders	36,304,385 shares, consisting of 3,920,440 shares issued in the Merger, 5,115,522 shares issued or issuable upon exercise of options, or upon vesting of RSUs and PRSUs, 15,922,934 shares issued to the Sponsor and 11,345,489 shares issuable upon exercise of Warrants.

Shares of Common Stock outstanding	116,231,999 shares (as of September 30, 2023).

Warrants offered by the Selling Securityholders	11,345,489 Warrants.

Warrants outstanding	19,012,156 Warrants (as of September 30, 2023).

Exercise price per share pursuant to the Warrants	$11.50.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive the proceeds, if any, from the exercise of the Warrants or options for cash, which we intend to use for general corporate and working capital purposes, although we believe we can fund our operations with cash on hand. As of the date of this prospectus, our Warrants are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. See “Use of Proceeds” for additional information.

Risk factors	You should carefully read the “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq symbol for our Common Stock	“OABI.”

Nasdaq symbol for our Warrants	“OABIW.”

The number of shares of Common Stock outstanding as of September 30, 2023 set forth above includes 16,292,542 earnout shares and excludes:

•	19,012,156 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2023, with an exercise price of $11.50;

•

21,076,042 shares of common stock issuable upon exercise of options outstanding as of September 30, 2023, of which 14,696,365 were awarded to our employees and directors under our equity award plans and have a weighted-average exercise price of $6.53 per shares;

•	2,338,820 shares of common stock issuable upon vesting of restricted stock units outstanding as of September 30, 2023;

•	94,749 shares of common stock issuable upon vesting of performance restricted stock units outstanding as of September 30, 2023;

•	11,822,990 shares of common stock reserved for future issuance under our 2022 Incentive Award Plan; and

•	2,593,124 shares of common stock reserved for future issuance under our 2022 Employee Stock Purchase Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We will receive the proceeds from any exercise of Warrants or options for cash but not from the sale of the shares of Common Stock issuable upon such exercise. Our management will have broad discretion over the use of proceeds from the exercise of Warrants or options for cash. We intend to use such proceeds, if any, for general corporate and working capital purposes, although we believe we can fund our operations with cash on hand.

As of the date of this prospectus, our Warrants are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Common Stock. If the market price for our Common Stock is less than the exercise price of the Warrants, warrant holders will be unlikely to exercise such securities.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. The table also includes shares of Common Stock issuable to certain “affiliates” of our company (as defined in Rule 405 under the Securities Act) upon the exercise of options to purchase Common Stock, or vesting of RSUs and PRSUs, held by such affiliates irrespective of whether such securities are exercisable or will vest within 60 days of the date of this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Percentage ownership is based on 116,300,540 shares of our Common Stock outstanding as of November 30, 2023, which includes 16,292,542 earnout shares subject to vesting based upon certain trading price-based triggers. Percentage ownership of the Warrants is based on 19,012,156 Warrants outstanding as of November 30, 2023.

Other than as described below or elsewhere in this prospectus, none of the Selling Securityholders has any material relationship with us or any of our predecessors or affiliates.

Names and Addresses(1)	Securities Beneficially Owned prior to this Offering				Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
	Shares of Common Stock	% of Common Stock	Warrants	% of Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	% of Common Stock	Warrants	% of Warrants
Persons affiliated with the Sponsor(2)	27,476,731	21.5%	11,345,489	59.7%	27,476,731	11,345,489	—	—	—	—
Matthew W. Foehr(3)	5,105,858	4.3%	—	—	2,742,487	—	2,363,371	—	—	—
Charles S. Berkman(4)	1,265,009	1.1%	—	—	819,155	—	445,854	—	—	—
Kurt A. Gustafson(5)	1,662,378	1.4%	—	—	526,260	—	1,136,118	—	—	—
John L. Higgins(6)	4,429,936	3.7%	—	—	4,429,936	—	—	—	—	—
Carolyn R. Bertozzi, Ph.D.(7)	313,308	*	—	—	—	—	313,308	—	—	—
Sarah Boyce(8)	265,045	*	—	—	122,452	—	142,593	—	—	—
Jennifer Cochran, Ph.D.(9)	287,800	*	—	—	82,364	—	205,436	—	—	—
Joshua Tamaroff(10)	—	*	—	—	—	—	—	—	—	—
Wendel Barr(11)	35,000	*	—	—	35,000	—	—	—	—	—
William E. Klitgaard(11)	35,000	*	—	—	35,000	—	—	—	—	—
Lâle White(11)	35,000	*	—	—	35,000	—	—	—	—	—

*	Indicates beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 5980 Horton Street, Suite 600, Emeryville, CA 94608.

(2)

Represents shares that may be deemed to be beneficially held by each of (i) Avista Capital Partners V, L.P., a Delaware limited partnership (“ACP V Onshore”), (ii) Avista Capital Partners (Offshore) V, L.P., a Bermuda limited partnership (“ACP V Offshore”), (iii) Avista Capital Partners V GP, LP, a Delaware limited partnership (“ACP V GP”), the general partner of ACP V Onshore and ACP V Offshore, (iv) Avista Capital Managing Member V, LLC, a Delaware limited liability company (“Avista Managing Member”), the managing member of ACP V GP, and (v) each of Thompson Dean and David Burgstahler, who are the managers of Avista Managing Member (and together with ACP V GP and Avista Managing Member, the “Avista Affiliates”) at December 8, 2023, as indicated in the such persons communication with the Company. On December 9, 2022, in connection with the liquidation and dissolution of the Sponsor and its general partner, the Sponsor distributed all of its assets, consisting solely of our securities, pro rata for no consideration to its limited partners, ACP V Onshore and ACP V Offshore. As a result of the Sponsor’s liquidating distribution and the subsequent dissolutions, the Sponsor and its general partner no longer hold, directly or indirectly, any of our securities. Following the liquidating distribution, (a) ACP V Onshore (i) directly holds 7,283,484 shares of Common Stock (including 595,508 Sponsor Earnout Shares that are subject to forfeiture as described elsewhere in this prospectus) and (ii) beneficially owns 5,224,114 shares of Common Stock issuable pursuant to Warrants currently exercisable; and (b) ACP V Offshore (i) directly holds 8,534,450 shares of Common Stock (including 697,791 Sponsor Earnout Shares that are subject to forfeiture as described elsewhere in this prospectus) and (ii) beneficially owns 6,121,375 shares of Common Stock issuable pursuant to Warrants currently exercisable. Additionally, Joshua Tamaroff, a director of OmniAb and an affiliate of the Avista Affiliates, has assigned all rights, title and interest in the shares issued or issuable to him in his capacity as a director of OmniAb to an affiliate of the Avista Affiliates controlled by Mr. Dean and Mr. Burgstahler, including (i) 17,770 shares of Common Stock issued to Mr. Tamaroff upon vesting of RSUs, (ii) 55,538 shares of Common Stock issuable to Mr. Tamaroff upon vesting of RSUs and (iii) 240,000 shares of Common Stock issuable to Mr. Tamaroff upon the exercise of options. Each of the Avista Affiliates disclaims beneficial ownership of the securities held by each of ACP V Onshore and ACP V Offshore, except to the extent of their pecuniary interest therein, if any. Each of the Avista Affiliates, ACP V Onshore and ACP V Offshore and Mr. Tamaroff disclaims beneficial ownership of the securities issued to Mr. Tamaroff, except to the extent of their pecuniary interest therein, if any. The business address of the Avista Affiliates, ACP V Onshore, ACP V Offshore and Mr. Tamaroff is 65 East 55th Street 18th Floor, New York, NY 10022.

(3)

Consists of (i) 2,692,830 shares of Common Stock, including 264,760 Earnout Shares, (ii) 334,768 shares of Common Stock issuable to Mr. Foehr upon vesting of RSUs and PRSUs and (iii) 2,343,020 shares of Common Stock issuable to Mr. Foehr upon the exercise of options.

(4)

Consists of (i) 384,403 shares of Common Stock, including 96,038 Earnout Shares, (ii) 170,615 shares of Common Stock issuable to Mr. Berkman upon vesting of RSUs and PRSUs and (iii) 806,029 shares of Common Stock issuable to Mr. Berkman upon the exercise of options.

(5)

Consists of (i) 201,155 shares of Common Stock, including 72,872 Earnout Shares, (ii) 244,065 shares of Common Stock issuable to Mr. Gustafson upon vesting of RSUs and PRSUs and (iii) 1,290,030 shares of Common Stock issuable to Mr. Gustafson upon the exercise of options.

(6)

Consists of (i) 2,701,684 shares of Common Stock, including 362,232 Earnout Shares, (ii) 59,517 shares of Common Stock issuable to Mr. Higgins upon vesting of RSUs and (iii) 2,030,967 shares of Common Stock issuable to Mr. Higgins upon the exercise of options.

(7)

Consists of (i) 17,770 shares of Common Stock, (ii) 55,538 shares of Common Stock issuable to Dr. Bertozzi upon vesting of RSUs and (iii) 240,000 shares of Common Stock issuable to Dr. Bertozzi upon the exercise of options.

(8)

Consists of (i) 96,702 shares of Common Stock, including 14,512 Earnout Shares, (ii) 20,000 shares of Common Stock issuable to Ms. Boyce upon vesting of RSUs and (iii) 162,855 shares of Common Stock issuable to Ms. Boyce upon the exercise of options.

(9)

Consists of (i) 103,870 shares of Common Stock, including 10,784 Earnout Shares, (ii) 21,896 shares of Common Stock issuable to Dr. Cochran upon vesting of RSUs and (iii) 172,818 shares of Common Stock issuable to Dr. Cochran upon the exercise of options.

(10)

Does not include certain securities initially granted to Mr. Tamaroff and subsequently assigned to an affiliate of the Avista Affiliates as described in footnote 2. Mr. Tamaroff may have an indirect economic interest in OmniAb through his affiliation with the Sponsor and the Avista Affiliates. The business address of Mr. Tamaroff is 65 East 55th Street 18th Floor, New York, NY 10022.

(11)

Each of William E. Klitgaard, Lâle White and Wendel Barr served on the board of directors of APAC prior to the Business Combination. The business address of Mr. Klitgaard, Ms. White and Mr. Barr is 65 East 55th Street 18th Floor, New York, NY 10022.

DESCRIPTION OF OUR SECURITIES

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”), as well as the terms of the Warrants. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, our bylaws and the to the Warrant Agreement, dated August 9, 2022 (the “Warrant Agreement”), between APAC and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated November 1, 2022, by and among OmniAb, Continental and Computershare Trust Company, N.A. (the “Warrant Agreement”), each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Authorized and Outstanding Capital Stock

As of September 30, 2023, our authorized capital stock consisted of 1,000,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus, we have no shares of preferred stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our Common Stock and Warrants is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, MA 02021.

Preferred Stock

As of the date of this prospectus, we have no outstanding shares of preferred stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. We have no current plans to issue any shares of preferred stock.

Prior to the issuance of shares of each series, the board of directors is required by the DGCL, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including dividend rights, conversion rights, redemption privileges and liquidation preferences.

All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of the Common Stock.

We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into Common Stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our Common Stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term equity securities does not include convertible debt securities.

Registration Rights

Pursuant to the Amended and Restated Registration and Stockholder Rights Agreement, dated November 1, 2022, by and among us, the Sponsor, and certain stockholders of ours prior to the Merger who received shares of Common Stock in connection with the Merger, and the other parties listed therein as New Holders (the “A&R Registration Rights Agreement”), we agreed, among other things, to register for public resale pursuant to Rule 415 under the Securities Act, certain shares of our Common Stock and other securities from time to time as permitted by Rule 415 under the Securities Act, and to provide certain equityholders with customary registration rights. In addition, the holders have certain customary “piggy back” registration rights with respect to registration statements.

Transfer Restrictions

Founder Shares

The A&R Registration Rights Agreement provides for certain restrictions on transfer with respect to our securities, including the 5,750,000 Founder Shares, which includes the 1,293,299 Sponsor Earnout Shares. Such restrictions prohibit any transfer of the Founder Shares except under limited circumstances and to certain permitted transferees (as set forth in the A&R Registration Rights Agreement). The restrictions end with respect to the Founder Shares, at the earliest of (i) November 1, 2024 and (ii) the first date on which (x) the last reported sale price of a share of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after November 1, 2022 or (y) we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property.

Earnout Shares

There are 14,999,243 Earnout Shares that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Merger Agreement that were issued in connection with the Merger. The Earnout Shares and Sponsor Earnout Shares generally may not be transferred until the applicable vesting conditions have occurred. Fifty percent of each of the Earnout Shares and the Sponsor Earnout Shares will vest on the date on which the volume-weighted average price (the “VWAP”), equals or exceeds $12.50 on any 20 trading days in any 30 consecutive trading-day period, and all remaining Earnout Shares and Sponsor Earnout Shares will vest on the date on which the VWAP equals or exceeds $15.00 on any 20 trading days in any 30 consecutive trading-day period, in each case provided such vesting occurs during the five-year period following November 1, 2022, provided, that in the event of a Change of Control (as defined in the Merger Agreement) during the five-year period following November 1, 2022 pursuant to which we or any of our stockholders have the right to receive, directly or indirectly, cash, securities or other property attributing a value of at least $12.50 (with respect to 50% of the Earnout Shares or Sponsor Earnout Shares, as applicable) or $15.00 (with respect to all Earnout Shares or Sponsor Earnout Shares, as applicable) per share of Common Stock, in the case of the Sponsor Earnout Shares, as agreed in good faith by the Sponsor and our board of directors, and, in the case of the Earnout Shares, such Change of Control has been approved by a majority of the independent directors of our board of directors, then such Earnout Shares or Sponsor Earnout Shares, as applicable, shall be deemed to have vested immediately prior to such Change of Control. Earnout Shares and Sponsor Earnout Shares are issued and outstanding and will be automatically forfeited for no consideration if an applicable vesting condition has not occurred with respect to such Earnout Shares or Sponsor Earnout Shares by and including November 1, 2027.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed hereinexcept as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. Consequently, only a whole Public Warrant may be exercised at a given time by a warrant holder. The Public Warrants will expire on November 1, 2027 (which is five years after the completion of the Merger), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying such warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We will use our commercially reasonable efforts to cause the registration statement (which may be a post-effective amendment to the registration statement of which this prospectus is a part or any other applicable registration statement) for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, to become effective, and to maintain the effectiveness of such registration statement and a current prospectus relating to such shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the Public Warrants become exercisable, we may redeem such outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of shares of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of such warrant as described under the heading “—Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of such warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of such warrant as described under the heading “—Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional shares of Common Stock will be issued upon warrant exercise. If, upon warrant exercise, a warrant holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than shares of Common Stock pursuant to the Warrant Agreement, such warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than shares of Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of such warrants.

A warrant holder may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a sub-division of shares of Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of such warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

The Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of such warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the descriptions of the terms of such warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) making any amendments that are necessary in the good faith determination of our board of directors to allow for such warrants to continue to be classified as equity in our financial statements; provided that no such amendment shall increase the warrant exercise price, shorten the warrant exercise period or, in the aggregate, materially affect the legal rights of registered holders of the then-outstanding Public Warrants under the Warrant Agreement, (iii) removing or reducing our ability to redeem the Warrants or (iv) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the warrant holders, provided that in the case of this clause (iv) the approval by the registered holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the legal rights of such holders under the Warrant Agreement. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a warrant holder if the holders of at least 50% of the then-outstanding Public Warrants approve of such amendment and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the number of the then outstanding Private Placement Warrants; provided that the Warrant Agreement may be amended with the vote or written consent of holders of at least 50% of the then outstanding Private Placement Warrants without the consent of any other holder to provide that the Private Placement Warrants (a) will remain Private Placement Warrants, as applicable, when transferred to any party, including parties that are not permitted transferees, or (b) have the same terms as the Public Warrants, subject to any applicable contractual restrictions or securities law restrictions. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Warrants.

The warrant holders do not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise the Warrants and receive shares of Common Stock. After the issuance of shares of

Common Stock shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us rising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act, but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Each Private Placement Warrant entitles the holder to purchase one share of Common Stock at $11.50 per share. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that (a) the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (b) the Sponsor is entitled to registration rights in respect of the Private Placement Warrants. The Private Placement Warrants are redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants described above.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids.

These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by our chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our certificate of incorporation provides that no member of our board of directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, we note that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in any security of us will be deemed to have notice of and to have consented to these choice of forum provisions.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock entitled to vote thereon.

The provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The Nasdaq Stock Market Listing

Our Common Stock is listed on the Nasdaq Global Market under the symbol “OABI,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “OABIW.”

PLAN OF DISTRIBUTION

We are registering the issuance of up to 24,127,678 shares of Common Stock, which consists of (i) 7,666,667 shares of Common Stock that are issuable upon the exercise of 7,666,667 Public Warrants originally issued in connection with the IPO of units at a price of $10.00 per unit, with each unit consisting of one of APAC’s Class A ordinary shares, par value $0.0001 (“APAC Class A Ordinary Share”), and one-third of one warrant, (ii) up to 11,345,489 shares of Common Stock that are issuable upon the exercise of 11,345,489 Private Placement Warrants originally issued to the Sponsor in private placements in connection with the IPO, the Redemption Backstop and the Forward Purchase, and (iii) 5,115,522 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock and the vesting of RSUs and PRSUs.

We are also registering the resale from time to time by the Selling Securityholders of (a) up to 36,304,385 Total Resale Shares, which consists of (i) up to 3,920,440 shares of Common Stock issued in connection with the Merger at an equity consideration value of $10.00 per share, including 843,736 Earnout Shares that may become tradeable upon the achievement of certain stock price-based vesting conditions in accordance with the terms of the Merger Agreement, (ii) 15,922,934 shares of Common Stock issued to the Sponsor in private placements, which includes 5,750,000 shares Founder Shares issued in connection with the IPO at a purchase price of approximately $0.004 per share, including 1,293,299 Sponsor Earnout Shares, and an aggregate of 10,172,934 shares issued in the Redemption Backstop and the Forward Purchase at a purchase price of $10.00 per share, (iii) 11,345,489 shares of Common Stock that are issuable upon the exercise of 11,345,489 Private Placement Warrants at an exercise price of $11.50 per share, which includes 8,233,333 warrants originally issued by us in connection with the IPO at a price of $1.50 per Private Placement Warrant and an aggregate of 3,112,156 warrants issued to the Sponsor in the Redemption Backstop and the Forward Purchase, which warrants were issued as part of the overall share purchase price of $10.00 per share in such transactions, (iv) 5,115,522 shares of Common Stock issued or issuable upon the exercise of options to purchase Common Stock and the vesting of RSUs and PRSUs, and (b) up to 11,345,489 of the Private Placement Warrants.

The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market, in private transactions or otherwise, at prices and under terms then prevailing, at fixed prices, at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, including the resale by any such broker-dealers for its own account;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in short sales;

•	in privately negotiated transactions;

•	in the writing or settlement of options or other hedging transactions;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through an exchange distribution in accordance with the rules of the applicable exchange

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

The Selling Securityholders may use this prospectus in connection with the resales of our Common Stock or the Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders. The terms of our Common Stock or Warrants, as applicable, and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Computershare, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the warrant exercise, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the A&R Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering and maintaining the effectiveness of the registration statement for as long as we are required to do so pursuant to the A&R Registration Rights Agreement, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering, except for the fees of one counsel in an underwritten offering.

LEGAL MATTERS

The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

The consolidated and combined financial statements of OmniAb, Inc. appearing by reference in OmniAb, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

SEC registration fee		$40,764.09*
Accounting fees and expenses		**
Legal fees and expenses		**
Financial printing and miscellaneous expenses		**

Total	$	**

*	Previously paid.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors.

Item 16.	Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed with the SEC on March 30, 2023).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on November 7, 2022).

4.1	Warrant Agreement, dated August 9, 2021, between Avista Public Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the SEC on August 12, 2021).

4.2	Assignment, Assumption and Amendment Agreement, dated November 1, 2022, by and among OmniAb, Inc., Continental Stock Transfer & Trust Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed with the SEC on November 7, 2022).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-1/A filed with the SEC on July 28, 2021).

4.4	Specimen Common Stock Certificate of OmniAb, Inc. (incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-4/A (File No. 333-264525) filed with the SEC on June 13, 2022).

5.1	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the initial filing of the registration statement).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the initial filing of this Registration Statement).

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 8th day of December, 2023.

OMNIAB, INC.

By:	/s/ Matthew W. Foehr
Matthew W. Foehr
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew W. Foehr Matthew W. Foehr	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2023

/s/ Kurt A. Gustafson Kurt A. Gustafson	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 8, 2023

* Carolyn R. Bertozzi, Ph.D.	Director	December 8, 2023

* Sarah Boyce	Director	December 8, 2023

* Jennifer Cochran, Ph.D.	Director	December 8, 2023

* John L. Higgins	Director	December 8, 2023

* Steven Love	Director	December 8, 2023

* Joshua Tamaroff	Director	December 8, 2023

*	By:	/s/ Matthew W. Foehr
Matthew W. Foehr
Attorney-in-Fact